UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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                           FIRST CITIZENS BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 20, 2011

TO:  Shareholders of First Citizens Bancshares, Inc.

                The annual meeting of shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 20, 2011 at 10:00 a.m. to act upon the following items of business:

1.             To elect seven directors for a term of three years expiring in 2014;

2.             To ratify the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2011;

3.             To conduct an advisory vote on the compensation of our named executive officers;

4.             To conduct an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

5              To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We describe these items of business in more detail in the accompanying proxy statement. Shareholders of record at the close of business February 15, 2011 are entitled to notice of and to vote at the meeting.

                Please date, sign and return the enclosed proxy immediately in the stamped envelope provided. It is important that you sign and return the proxy, even though you plan to attend the meeting in person. You may revoke the proxy at any time before the proxy is exercised by giving written notice to us or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary, at (731) 287-4254.

 This 15th day of March, 2011.

                               By Order of the Board of Directors
                               /s/ Katie S. Winchester
                               Katie S. Winchester
                               Chairman

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY
COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Proxy Statement
Annual Meeting of Shareholders
April 20, 2011

 Solicitation

                The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc. (the "Company") for use at the annual meeting of shareholders and any adjournment or postponement thereof. The annual meeting of shareholders of the Company will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 20, 2011 at 10:00 a.m.

                We will pay the expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting. We will solicit proxies principally through use of the mail, but our officers, directors and employees may solicit proxies personally or by telephone, without receiving special compensation therefor. Brokers, custodians and similar parties will be requested to send proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses. We have commenced mailing this proxy statement and accompanying form of proxy to shareholders on or about March 15, 2011.

                We will vote all proxies that are properly executed and returned to management in accordance with your directions. You may revoke any proxy you deliver to us at any time before it is exercised by providing written notice to Judy Long, Secretary of the Company, or by voting another proxy at a later date. If you are present at the meeting and wish to vote in person, you should advise the Chairman of your intention to vote in person prior to any vote being taken.

                If you return your proxy but do not specify how you wish your shares to be voted, we will vote the shares represented by your executed proxy "FOR" the nominees for election as directors (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible), "FOR" the ratification of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2011, "FOR" the compensation of our Named Executive Officers (as hereinafter defined) as presented in this proxy statement and for a frequency of every "THREE YEARS" for future advisory votes on the compensation of our Named Executive Officers. If any other business is properly presented at the meeting, the proxy holders will vote your proxy in accordance with their discretion.

Voting Securities

                At the close of business February 15, 2011, we had 3,625,826 shares of common stock outstanding and entitled to vote. You are entitled to one vote, in person or by proxy, for each share of common stock you owned as of February 15, 2011, the record date for the annual meeting.

                A majority of the shares of our common stock, representing a majority of the votes entitled to be cast, present or represented by proxy, constitutes a quorum for the annual meeting. A quorum is necessary to conduct business at the annual meeting.

If any shareholder present at the annual meeting gives notice of the intention to vote cumulatively at the meeting prior to the voting for election of directors, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors. Cumulative voting allows you to cast a number of votes equal to the number of shares held in your name as of the record date, multiplied by the number of directors to be elected. You may cast votes for any one nominee or you may distribute your votes among as many nominees as you wish. You may not, however, cumulate your votes against a nominee. If cumulative voting is declared at the meeting, we will cumulate votes represented by proxies delivered pursuant to this proxy statement at the discretion of the proxy holder, in accordance with management's recommendation.

                If cumulative voting is not declared at the meeting, director nominees will be elected by a plurality of the votes cast by the shareholders of our common stock entitled to vote in the election of directors. The appointment of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2011 will be ratified if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring ratification exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing ratification. The advisory vote on the compensation of the Named Executive Officers will be approved if votes cast for the compensation exceed the votes opposing the compensation. The advisory vote on the frequency of the advisory vote on the compensation of the Named Executive Officers receiving the greatest number of votes (i.e., every three years, two years or one year) will be the frequency approved by the shareholders. The approval of all other matters submitted to the shareholders will be approved if the votes cast favoring the matter exceed the votes cast opposing the matter.

Inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to be cast for purposes of determining the presence of a quorum. Abstentions will not, however, constitute a vote "for" or "against" and will be disregarded in the calculation of a plurality or of "votes cast" for each of the matters presented for shareholder approval at the annual meeting.

                Inspectors of election will treat shares referred to as "broker non-votes" (i.e. shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote with respect to proposals that do not relate to "routine" matters, such as the ratification of our independent registered public accounting firm) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any "non-routine" matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote (such as the election of our directors and advisory votes on executive compensation), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

PROPOSAL 1: ELECTION OF DIRECTORS

                Our board of directors consists of 21 members with the terms of one-third of the directors expiring every year. At the meeting you will be asked to elect the individuals listed below who have been nominated by the board of directors to serve a term of three years. Once elected, each director shall serve the stated term or until his or her successor has met the necessary qualifications and has been elected. Should any nominee determine that he or she is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named. Each member of the Company's board of directors also serves as a director on the board of First Citizens National Bank (the "Bank"), a wholly-owned subsidiary of the Company.

                The following information sets forth the name, age, length of service and a summary of specific experience, qualifications, attributes or skills for each of our nominees and for directors whose terms expire in the years 2012 and 2013. No director holds a directorship with any other public company or registered investment company.

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2014

J. Walter Bradshaw         Age 49            Director Since 1993

Mr. Bradshaw is manager of Bradshaw & Co. Insurors, an independent insurance agency.  Mr. Bradshaw holds a bachelor's degree from University of Tennessee and law degree from the University of Memphis School of Law.  He has served as past Chairman of Dyersburg/ Dyer County Chamber of Commerce and is on the board of directors for Dyersburg Electric System.  He is past President of Dyersburg Rotary Club, member and past President of Dyer County Fair Association and past President of Insurors of Tennessee.

Mr. Bradshaw brings strong and broad financial services experience to the board of directors as well as an understanding of our business and operations. Based on this experience and his prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated him for re-election to the board of directors.

Larry W. Gibson         Age 64                Director Since 1995

Mr. Gibson is owner and President of Roberts-Gibson, Inc., a gasoline jobber company. He is past President and co-Chair of Executive Committee for Dyer County Fair Board and has served on the Tennessee State Fair board of directors.  He is past President of Tennessee State Fair Association, past President of Dyer County Young Farmers & Homemakers and past President of Dyer County Ducks Unlimited.  He has also previously served on Foundation Board of Dyersburg State Community College and is former member of Dyersburg/Dyer County Chamber of Commerce board of directors.  He also serves on Board of Crime Stoppers.

Mr. Gibson brings entrepreneurial and business building skills and experience to the board of directors, having successfully managed his own business and served on other boards.  Based on this experience and his prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated him for re-election to the board of directors.

Allen G. Searcy              Age 69            Director Since 1999

Mr. Searcy is Secretary of Allen Searcy Builder-Contractor, Inc., President of Crestwood Development Corporation, Vice President of Building Solutions, Inc., Partner, Allen's Building Materials Company and Vice President of Latimer & Searcy Investments, Inc.-Commercial & Residential Properties. Mr. Searcy attended the University of Tennessee.

Mr. Searcy brings executive decision-making, leadership and risk assessment skills to the board of directors as a result of his experience in the construction industry.  His experience in real estate development and construction is especially important to the board of directors as we manage through the current economic recession, much of which is real estate driven.  Based on this experience and his prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated him for re-election.

David R. Taylor              Age 64            Director Since 1997

                 Mr. Taylor is Chairman and CEO and owns 40% of Forcum-Lannom Contractors, LLC a company of engineers, contractors and developers. He holds a bachelor's degree in civil engineering from the University of Tennessee.  He served as President and CEO from 1993 to 2003 of CENTEX/FORCUM LANNOM and President and CEO from 2003 to 2008 of Forcum Lannom Contractors, LLC.  He has served as past Chairman of Dyersburg/Dyer County Chamber of Commerce, Vice-Chairman of Dyersburg/Dyer County Chamber of Commerce, Industrial & Economic Development, member of Dyersburg State Community College Foundation Board, Chairman of Investment Committee for DSCC Foundation Board, member of Dyer County United Way Board of Directors, past Chairman of Dyer County United Way, past President for Tennessee Society of Professional Engineers and past President of West Tennessee Area Council, Boy Scouts of America.

The Corporate Governance Committee nominated Mr. Taylor for re-election to the board of directors based on his experience in leadership, strategic planning, executive decision-making and risk assessment through his roles in business and on other boards.

Dwight Steven Williams        Age 55            Director Since 1991

Mr. Williams is owner and President of Johnson-Williams Funeral Home and a member of West TN Golf, LLC.  He holds a bachelor's degree in agriculture business from the University of Tennessee and a B.A. in mortuary science from Northwest Mississippi School of Mortuary Science.  He has a State Board Certification as a licensed Funeral Director and Embalmer.  He is manager of a farming operation and land management.  Mr. Williams serves on the Workforce Development Board, Dyer County High School Advisory Board, Newbern's Lion's Club, Fellowship of Christian Athletes Board, and as Chairman of the Newbern Housing Authority.  Mr. Williams is also serves as President of the Newbern Industrial Corporation.

                 Mr. Williams brings entrepreneurial and business building skills and experience to the board of directors, having successfully managed his own business. Based on this experience and his prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated him for re-election to the board of directors.

Katie S. Winchester             Age 70               Director Since 1990

                 Ms. Winchester serves as Chairman of the Company and the Bank.  She previously served as President of the Company and the Bank from 1992 to 2006 and CEO and Vice Chairman of the Company and the Bank from 1996 to April 2007.  She serves as Chairman of the Tennessee Higher Education Commission and Chairman of Baptist Memorial Health Care Corporation in Memphis, Tennessee. She also serves as Chairman of Dunagan Chair of Banking for the University of Tennessee at Martin.  She served as a Member of Federal Advisory Council for the Federal Reserve Board in Washington, D.C. in 2000, 2001 and 2002.  She is also a member of the boards of directors for Dyersburg State Community College Foundation Board, United Way of Dyer County, Dyer County Adult Education and Tennessee Vocational Rehabilitation (Dyersburg).

As our previous Chief Executive Officer, Ms. Winchester brings deep institutional knowledge and perspective to the board of directors regarding our strengths, challenges and opportunities.  She also provides governance and community-service skills and experience gained through her service on the boards of various companies and charities.  Based on this experience and her prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated her for re-election to the board of directors.

Joe Yates                Age 48                    Director Since 2005

Mr. Yates is President and CEO of General Appliance and Furniture Company, a retail furniture and appliance outlet.  He earned a bachelor's degree in business from the University of Tennessee and is past Chairman of Dyersburg/Dyer County Chamber of Commerce.  He has also served as Chairman of Dyersburg City Schools Board, member and Chairman of Dyersburg Downtown Association, and member of board of directors for Dyersburg/Dyer County Chamber of Commerce.

Mr. Yates brings business management skills and experience to the board of directors, having successfully managed his own business.  Based on this experience and his prior participation on and contributions to the board of directors and its committees, the Corporate Governance Committee nominated him for re-election.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2013

William C. Cloar               Age 74                    Director Since 1991

Mr. Cloar is the owner and manager of Cloar Farms.  He retired in 1998 as Senior Vice President of Community Relations at Dyersburg Fabrics, a textile manufacturing plant.  Mr. Cloar has a bachelor's degree from Georgia Tech University. Mr. Cloar has had an active leadership role in our markets by serving as member and past President of the Dyersburg Rotary Club, President of the West Tennessee Council of the Boy Scouts of America, member of Advisory Board for Southern Region of Boy Scouts of America, and member of the Dyer County Commission Budget Committee. Mr. Cloar has also served on the board of directors for the Dyersburg Humane Society, Dyersburg Weed and Seed Program and Dyer County Historical Society.

Mr. Cloar brings to the board of directors an extensive experience in business and demonstrated leadership in our community.

James Daniel Carpenter                Age 61                Director Since 1993

                 Mr. Carpenter is Managing Partner of Flatt Heating & Air Conditioning and earned a bachelor's degree from the University of Tennessee.  Mr. Carpenter previously served as Lending and Credit Manager for Dyersburg Production Credit Association and managed a farming operation for 20 years. Mr. Carpenter has served as member of Dyer County Community Housing Board and past President of Newbern Rotary Club.

                 Mr. Carpenter brings a valuable lending background and strong knowledge of business to the board of directors through his successful operation of his own business.

Richard W. Donner                  Age 60                    Director Since 1985

                     Mr. Donner is President of Trenton Mills, a textile manufacturing facility, and attended the University of Tennessee. Mr. Donner previously served as Vice President of Sales and Marketing at Dyersburg Fabrics. He is also the owner/operator of a livestock farm in Dyer County.  Mr. Donner has served as chair of annual fund drives for Boy Scouts of America, Girl Scouts of America and West Tennessee Heart Fund.

                     Mr. Donner possesses strong business experience as well as a commitment to the success of the Company, as shown by his 25 years of service on the board of directors and various committees.

Bentley F. Edwards                Age 53                       Director Since 1997

                 Mr. Edwards is Chief Operating Officer of Burks Beverage, L.P., a distributor of Dr. Pepper-Pepsi Cola products and Executive Vice President, Burks Enterprises, Inc. Mr. Edwards has served as past Chairman of Dyersburg/Dyer County Chamber of Commerce, Partner of Pennwards Associates, LP, and Partner, Green Village Partners, LP. He has also served as Chairman of Beverage Association of Tennessee, past President and member of Dyersburg Kiwanis Club, and Vice-Chair of Dyersburg/Dyer County Chamber of Commerce Retail Development.

                Mr. Edwards brings to the board of directors solid experience in business operations and commitment to our community.

Ralph E. Henson                    Age 69                         Director Since 1997

                 Mr. Henson serves as a consultant to the Bank. He previously served as Chief Credit Officer of the Bank from February 1993 to December 31, 2006, at which time he transitioned to part-time employment as Executive Vice President through December 31, 2010.  Mr. Henson holds a bachelor's degree in agriculture from the University of Tennessee and has over 45 years of experience in commercial banking.  He has also served as Managing Partner of a commercial real estate company.  He has also served as member of Dyer County Commission for 27 years (Chairman of Finance Committee), Wesley Homes - Dyersburg, board of directors and Northwest Tennessee Regional Port Authority board of directors.

                Mr. Henson possesses extensive experience in commercial lending and real estate and has contributed to our success, demonstrated by his many years of service to the Company as an employee and director.

Stallings Lipford                      Age 81                     Director Since 1960

                 Mr. Lipford serves as Chairman Emeritus of the Board of the Bank and the Company. He previously served as Chairman of the Board of the Company and the Bank from February 1984 to April 2005.  He is also former President, CEO and Chairman of the Bank and the Company.  He is the former Chairman of Dyer County Industrial Board and served two three-year terms on the Board of the Federal Reserve Bank of St. Louis, Memphis Branch.

Mr. Lipford brings a long-term commitment and contribution to our success. His experience and expertise in business development have been a valuable asset to the board of directors.

Larry S. White                      Age 62                     Director Since 1997

                 Mr. White is President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance, and Managing Partner of First Citizens/White & Associates Insurance Company, LLC (50%-owned subsidiary of the Bank).  He earned a bachelor's degree in business from the University of Tennessee.  He is President of Home Health Company and serves on Dyersburg State Community College Foundation Board and Dyersburg/Dyer County Chamber of Commerce Board.  He is past President and member of Dyersburg Rotary Club and past President of Dyersburg Lions Club. He has also served as Chairman of Dyersburg Regional Medical Center.

                 Mr. White has extensive business knowledge and experience in the insurance industry and experience serving on other boards of directors. His commitment to our success is also demonstrated by his service as Managing Partner of the Bank's 50%-owned insurance subsidiary.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2012

Jeffrey D. Agee                  Age 50                         Director Since 2005

Mr. Agee serves as President and CEO of the Bank and the Company. He previously served as Executive Vice President and CFO of the Bank and Vice President and CFO of the Company from August 1999 to June 2004.  Mr. Agee holds a bachelor's degree in accounting from the University of Tennessee and is a graduate of ABA Stonier Graduate School of Banking at Georgetown University and of BAI School of Bank Administration at University of Wisconsin. He is also a Certified Public Accountant and certified through FINRA as holder of a Series 27 Broker's license. He serves as Financial and Operations Principal of First Citizens Financial Plus, Inc. (wholly-owned subsidiary of the Bank) and demonstrates an understanding of SEC rules and regulations, internal controls and financial reporting. He also currently serves on boards of directors of 16 community and professional organizations.

                 Mr. Agee brings to the board of directors vast experience in banking, a strong financial background and commitment to our community.

Eddie E. Anderson                 Age 63                      Director Since 1984

Mr. Anderson is owner and operator of Anderson Farms and attended the University of Tennessee.  He is member and Chairman of Board of Dyer County Fair Association and Vice Chairman of Agriculture Dyersburg/Dyer Chamber of Commerce. He has also served as past Chairman of Dyersburg/Dyer County Chamber of Commerce.

Mr. Anderson's institutional knowledge and longstanding service on the board of directors make him a qualified member of the board of directors.

Christian E. Heckler             Age 43                     Director Since 2006

                 Mr. Heckler was appointed Regional President of the Southwest Region for the Bank in April 2006. He previously served as Community Bank President and Commercial Lender from 2002 to April 2006. Mr. Heckler earned a bachelor's degree in business administration from the University of Tennessee.  He also served as Vice President/Commercial Lending for Renasant Bank from 2000 to 2003 and Vice President/Commercial Lending of Trustmark National Bank from 1998 to 2000.  He has also served on the board of directors for Millington YMCA, advisory board for Covington Heart to Heart and as past Chairman of Covington Heart to Heart Annual Fund Campaign.

                 Mr. Heckler brings to the board experience in banking, commercial lending and business development.

Barry T. Ladd                    Age 70                           Director Since 1996

Mr. Ladd is retired and previously served as Executive Vice President and Chief Administrative Officer of the Company and the Bank from January 1996 to December 31, 2006.  Prior to his service as Executive Vice President of the Bank, he also served as Branch Manager and Lending Officer of the Bank and as Commercial Lending Officer of the Bank. He earned a bachelor's degree and master's degree in business from the University of Tennessee. He is a graduate of School of Banking of the South. He also previously served as Technical Representative for Shell Chemical Company, Account Production Officer for Security Bank and as Partner in family farming/cattle operation business.  He has served as Chairman of Newbern Industrial board of directors and on the boards of directors of Newbern Housing Authority and Dyer County Community Housing.

Mr. Ladd possesses extensive banking knowledge, experience in commercial lending and business development and institutional knowledge regarding operations of the Bank.

John M. Lannom                 Age 57                         Director Since 1999

Mr. Lannon is an attorney in private legal practice in Dyersburg, Tennessee. He also serves as Board Chairman and Chief Executive Officer of Forcum-Lannom, Inc. He earned a bachelor's degree from Vanderbilt University and his law degree from University of Memphis, School of Law.  He also serves as Secretary of Forcum Lannom Contractors, LLC and on the boards of directors for Dyer County Adult Education, Dyersburg State Community College Foundation, Dyer County United Way and Dyersburg\Dyer County Chamber of Commerce.  He is also past Chairman of Dyersburg/Dyer County Chamber of Commerce.

Mr. Lannom brings an extensive legal background and executive decision-making and risk assessment skills to the board of directors. He has also served on the boards of directors of other corporations and charitable organizations.

Milton E. Magee                     Age 74                     Director Since 1969

Mr. Magee is retired from Chic Farm Co., a general farming operation. He is Partner of Magee and Taylor, FLP, and J&M FLP.  He earned a bachelor's degree in agriculture from the University of Tennessee.  He is a member and Chairman of Dyer County Commission.  He has also served on the Finance Committee of Dyer County Commission. He is a member of the board of directors of Baptist Memorial Health Care Corporation in Memphis, Tennessee and has served as past and incoming Chairman of that corporation.

                 Mr. Magee brings leadership, business knowledge and executive decision-making skills to the board of directors through his over 40 years of service on the board of directors as well as service on other boards.

G. W. Smitheal                     Age 55                      Director Since 1993

                Mr. Smitheal is Managing Partner of Smitheal Farm & Biesel and Smitheal Cattle Company.  He earned a bachelor's degree in agriculture and economics from University of Tennessee.  He serves as Treasurer of Farming Partnership and served on the Advisory Board for Boy Scout Troop 88 and participated in the Annual Fund Drive for West Tennessee Area Council of Boy Scouts of America.  He is also a member of Dyer County Ag Committee.

Mr. Smitheal brings entrepreneurial and business building skills and experience to the board of directors, having successfully managed his own business. His expertise in agriculture is also helpful, given the size of the Bank's agricultural loan portfolio.

Required Vote

                If cumulative voting is not declared at the annual meeting, and assuming the presence of a quorum, director nominees will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the annual meeting. If cumulative voting is declared at the annual meeting, the seven director nominees receiving the highest number of votes cast by the shares of our common stock present in person or by proxy at the annual meeting will be elected, assuming the presence of a quorum.

The board of directors recommends a vote "FOR" each of the nominees listed above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  The Audit Committee has selected Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2011. We are presenting this proposal to the shareholders for ratification at the annual meeting. A representative of Alexander Thompson Arnold PLLC is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Audit Fees(1)	$116,069	$108,350
Audit-Related Fees	-	-
Tax Fees(2)	20,665	19,726
All Other Fees	-	-
Total	$136,734	$128,076

__________________________

(1)           Audit Fees for the years ended December 31, 2010 and 2009 consisted principally of fees for professional services in connection with the audits of the Company's consolidated financial statements and the audit of internal control over financial reporting as well as various statutory and compliance audits.

(2)           Tax Fees for the years ended December 31, 2010 and 2009 consisted principally of fees for professional services for tax compliance, tax advice and tax planning.

                The Audit Committee reviews and pre-approves each audit and non-audit service provided by Alexander Thompson Arnold PLLC prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

Required Vote

Assuming the presence of a quorum, the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2011 will be ratified if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring ratification exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing ratification. In the event that shareholders do not ratify the appointment of Alexander Thompson Arnold PLLC by such vote, the Audit Committee would consider the vote in connection with the engagement of an independent registered public accounting firm for fiscal year 2012, but would likely not consider a change for fiscal year 2011 because of the difficulty and expense of making such a change.

The board of directors recommends a vote "FOR" the ratification of the appointment of
Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this proxy statement. Because your vote is advisory, it will not be binding on us or the board of directors. The board of directors will, however, review the voting results and take them into consideration when making future decisions regarding executive compensation.

During 2010, despite increased provision for loan losses, additional expenses incurred in managing the higher level of other real estate and escalating premiums on FDIC insurance, our experienced executive team has led us in developing strength in our core income streams and implementing strict cost controls, placing us in a position to manage through the current economic downturn and continue our history of long-term growth and increased shareholder value. Our executive team produced a cumulative shareholder return of 17% over the past three years versus our peers' average cumulative shareholder return of -33% over that period. Total shareholder return for the year 2010 (stock appreciation and dividends) was 9.38%, equating to $10.8 million, while simultaneously improving tangible common equity 64 basis points. Further, because of the current economic recession, Mr. Agee agreed to leave his 2010 base salary approximately $50,000 below the average base salary of chief executive officers at peer financial institutions.

Our executive compensation program has played a significant role in our ability to attract, motivate and retain a highly experienced team of executives. We believe that this program is structured in the best manner possible to support our company and our business objectives, as well as to support our culture and the traditions that have allowed us to meet the needs of our shareholders, customers and employees and to support the markets in which we operate.

As described in detail below in the section entitled "Compensation Discussion and Analysis," our executive compensation program is designed to attract, retain and reward our executive officers, who are critical to our success. Under this program, certain of our Named Executive Officers are rewarded for the achievement of specific corporate, business unit and individual performance goals established each year by the Compensation Committee. Our Compensation Committee regularly reviews our executive compensation program to ensure it promotes efficient and effective individual job performance, provides accountability for specific job responsibilities and is directly aligned with our strategic plan.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers disclosed in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote "FOR" the following resolution at the 2011 annual meeting of shareholders:

RESOLVED, that the shareholders of First Citizens Bancshares, Inc. (the "Company") hereby approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Company's proxy statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the sections therein entitled "Compensation Discussion and Analysis" and "Executive Compensation."

Required Vote

Assuming the presence of a quorum, the resolution to approve, on an advisory basis, the compensation of our Named Executive Officers will be approved if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) for the resolution exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) against the resolution.

Because your vote is advisory, it will not be binding on our board of directors or our Compensation Committee, overrule any decision made by our board of directors or our Compensation Committee or create or imply any additional fiduciary duty of our board of directors or our Compensation Committee. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends a vote "FOR" the resolution to approve, on an advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every three years, every two years or every year.

After careful consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company.  Setting a three-year period will enhance shareholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote every three years will be the most effective timeframe for us to respond to shareholders' feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote in response to the following resolution:

RESOLVED, that the option of once every three years, two years or one year that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which First Citizens Bancshares, Inc. is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules.

Required Vote

The frequency of the advisory vote on compensation of our Named Executive Officers that receives the greatest number of votes - every three years, two years or one year - cast by shareholders will be the frequency that has been approved by shareholders.

Because your vote is advisory, it will not be binding on our board of directors or our Compensation Committee, overrule any decision made by our board of directors or our Compensation Committee or create or imply any additional fiduciary duty of our board of directors or our Compensation Committee. The Compensation Committee may, however, take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation.

The board of directors recommends a vote for a frequency of
every "THREE YEARS" for future advisory votes on
the compensation of our Named Executive Officers.

CORPORATE GOVERNANCE

Director Independence

                A majority of our directors are independent, as that term is defined below. The Corporate Governance Committee of the board of directors of the Bank has determined that Messrs. Agee, Heckler and Lipford, and Ms. Winchester are not independent, because each is an employee of the Bank. Mr. Henson is also considered not independent because he served as Executive Vice President of the Bank until December 31, 2010 and continues to provide consulting services to the Bank in 2011. Although Mr. White meets the criteria defined below for independence, the Corporate Governance Committee does not consider Mr. White to be independent because he serves as Managing Partner of First Citizens/White and Associates Insurance Company, LLC, which is a 50% owned subsidiary of the Bank. The Corporate Governance Committee annually reviews relationships that exist between the Company and a director and his or her related interests for the purpose of determining whether the director is independent. The full board conducts this review on directors serving as members of the Corporate Governance Committee. A director is presumed to be independent unless the director (or his or her immediate family members):

•         Has been an employee or executive of the Company during the last three years;

•         Has been an employee or partner of the Company's independent registered public accounting firm during the last three years;

•         Is an owner, partner, employee, director of an entity with material relationships (i.e., makes payments to, or receives payments from the Company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the Company, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the board determines the business relationship is in the best interest of the Company; or

•         Receives more than $100,000 per year in direct compensation from the Company, other than director and related fees.

These independence standards can also be found in the "About Us - Investor Relations - Corporate Governance Guidelines - Director Independence" section of our website at www.firstcitizens-bank.com.

Board and Committee Meetings

                   Our board of directors met six times in 2010 and the Bank's board of directors held 12 meetings in 2010. The Company's board of directors has no standing committees. All directors attended at least 75% of the total of all meetings of the Company's board of directors and all Bank board committees on which such director served during the fiscal year. Although we have no specific policy with regard to attendance by directors at the annual meeting, all directors attended the annual meeting in 2010.

Committees of the Board of Directors

Although the Company's board of directors has no standing committees, the Bank's board of directors has an Audit Committee and a Corporate Governance/Nominating/Compensation Committee. On April 21, 2010, the Bank's board appointed members of the Audit Committee and the Corporate Governance/Nominating/ Compensation Committee to serve for a term of one year.

                All members of the Audit Committee and the Corporate Governance/Nominating/Compensation Committee are "independent" as described above in the section entitled "Director Independence." The Audit Committee met five times during 2010 and the Corporate Governance/Nominating/Compensation Committee met five times during 2010. The Audit Committee charter and the Corporate Governance/Nominating/Compensation Committee charter can be found in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com.

Audit Committee

The Audit Committee charter requires members of the committee to be financially literate. The Audit Committee currently does not have an "audit committee financial expert," as defined by Item 407(d)(5)(i) of Regulation S-K. Because of our size and limited resources, we have not been able to attract directors who qualify as an "audit committee financial expert," but have focused on identifying directors who have overall characteristics that are beneficial to the board of directors as a whole. In the future, the board of directors hopes to attract an independent director who qualifies as an audit committee financial expert. The Audit Committee's meetings included, whenever appropriate, sessions with our independent registered public accounting firm and our senior internal auditor, in each case without the presence of management.

Nominating Committee

                 The Corporate Governance/Nominating/Compensation Committee assists the Company's board in identifying individuals qualified to become directors and recommending to the Company's board nominees to be voted upon at the next annual meeting of shareholders. The committee has responsibility for the selection and composition of the Company's board. The process for nominees to be proposed for election to the board other than those made by the existing board is discussed in detail in the section entitled "General Information - Proposals by Shareholders/Director Selection." The committee also has the responsibility to review shareholder proposals, if any, including shareholder nominations of directors, that are duly and properly submitted and recommend appropriate action to the Company's board. Currently, neither the committee nor the Company's board has a specific policy that takes diversity into consideration in identifying nominees for director, except that the committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The committee does consider diversity of the board, however, as part of its annual evaluation of the effectiveness of board oversight.

Compensation Committee

 The Corporate Governance/Nominating/Compensation Committee addressed compensation issues during two of the five meetings of the committee in 2010.  One purpose of the committee is to discharge the board's responsibilities relating to compensation of executive officers of the Company. The committee has overall responsibility for evaluating and approving executive officer salary, benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs. The committee also annually reviews the compensation of directors serving on the boards of the Company and the Bank and the Bank's committees. Based on its review, the committee annually recommends director compensation to the Company's board for consideration and approval. The committee does not delegate any of its responsibilities to other officers or directors.

Board Leadership Structure and Role in Risk Oversight

                 The board seeks composition of members with diverse professional backgrounds who combine a broad spectrum of experience, expertise and integrity, reside in markets served by the Company and represent financial and business interests of existing and potential customers. The positions of Chairman and Chief Executive Officer have been separate since April 2007.

The Company's board is ultimately responsible for overall risk management functions. Many components of risk management, however, are divided among various Bank board committees to facilitate efficiency and effectiveness of these functions. Each committee is responsible for reporting its activities to the Bank's board. The Risk Committee is responsible for assisting the board in overseeing and reviewing information regarding the Bank's overall risk management framework and processes. The Audit Committee is responsible for oversight of financial reporting processes, system of internal controls, internal and external audit processes, and monitoring compliance with laws and regulations. The CRA Committee is responsible for assessment and implementation of actions necessary to comply with the Community Reinvestment Act. The Trust Committee is responsible for oversight of risk management as it relates to the Bank's trust department. The Information Technology Committee is responsible for risk management oversight of activities related to the Bank's information technology infrastructure, computer services, data communication systems, data security and utilization of all technology resources. The Executive Committee has risk management responsibilities related to the approval of loans in accordance with our loan policy. The Corporate Governance/Nominating/Compensation Committee is responsible for oversight of risk management as it relates to compliance with corporate governance laws, safe and sound corporate governance practices, nomination of directors and compensation of executive officers and directors. As part of its responsibility to ensure strong corporate governance practices are followed, this committee has the responsibility to evaluate effectiveness of board oversight. In this process, the committee reviews the charter and activities of each committee on an annual basis to ascertain if each committee is functioning as outlined in the appropriate charter and as it relates to the overall oversight function of the board.

 Compensation Committee Interlocks and Insider Participation

                   The Corporate Governance/Nominating/Compensation Committee consists of five directors as identified in the Compensation Committee Report. No member of this committee has at any time been an officer or employee of the Company, the Bank or any of its subsidiaries and all are considered independent based on guidelines described above. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our board of directors or the Corporate Governance/Nominating/Compensation Committee.

                   During 2010, the Bank paid approximately $155,000 to Forcum Lannom Contractors, LCC for renovations to full-service branches primarily in Dyersburg, Tennessee.  Mr. Taylor, a member of the Corporate Governance/Nominating/Compensation Committee, owns 40% of Forcum Lannom Contractors, LCC and serves as its President.  Mr. Lannom, a member of the Corporate Governance/Nominating/Compensation Committee, holds the position of Chairman and Chief Executive Officer of Forcum-Lannom, Inc., which owns 27.5% of Forcum Lannom Contractors, LLC.

Code of Ethics

                The Company has a Code of Conduct applicable to all employees, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role. A separate Code of Ethics is applicable to financial professionals and contains provisions specific to financial professionals. Both the Code of Conduct and the Code of Ethics for Financial Professionals are available under the "About Us - Investor Relations" section on our website at www.firstcitizens-bank.com. We also intend to post changes and amendments (if any) to our Code(s) of Conduct and Ethics on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of February 15, 2011, the record date for the annual meeting, the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers  identified in the section below entitled "Executive Compensation - Summary Compensation Table" and (iv) all directors and executive officers as a group. As of February 15, 2011, there were 3,625,826 shares of our common stock outstanding. We relied on information supplied by directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan and Trust	779,984	21.51%
Jeffrey D. Agee	9,774(2)	*
Eddie Eugene Anderson	10,556	*
Sherrell Armstrong	622	*
J. Walter Bradshaw	43,047	1.19%
Laura Beth Butler	400(2)	*
James Daniel Carpenter	3,226	*
William C. Cloar	20,208	*
Richard W. Donner	8,878	*
Bentley F. Edwards	1,200	*
Larry W. Gibson	6,887	*
Christian E. Heckler	450(2)	*
Ralph E. Henson	13,450(2)	*
Barry T. Ladd	24,693	*
John M. Lannom	26,840	*
Stallings Lipford	32,539(2)	*
Judy Long	3,744(2)	*
Milton E. Magee	53,155	1.47%
Allen G. Searcy	19,031	*
G.W. Smitheal	32,311	*
David R. Taylor	2,544(3)	*
Larry S. White	59,751	1.65%
Dwight Steven Williams	11,088	*
Katie S. Winchester	1,702(2)	*
Joseph S. Yates	23,418	*
Directors and executive officers as a group (25 persons)	410,204(2)	11.31%

__________________________

*              Less than one percent.

(1)       The address for all listed beneficial owners is One First Citizens Place, Dyersburg, Tennessee 38024.

(2)       Excludes shares of our common stock held through the First Citizens National Bank Employee Stock Ownership Plan and Trust (the "ESOP"). As of February 15, 2011, the numbers of shares of our common stock held by directors and Named Executive Officers were as follows:

Name	Number
Jeffrey D. Agee	20,919
Sherrell Armstrong	4,390
Laura Beth Butler	1,027
Christian E. Heckler	1,612
Ralph E. Henson	31,187
Stallings Lipford	27,499
Judy Long	16,895
Katie S. Winchester	28,587

(3)    Includes 553 shares owned by Mr. Taylor's wife, of which Mr. Taylor disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

                  The Company's compensation program is designed to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the success of the Company. In order to link pay to performance, an executive compensation program is provided that includes base pay, annual incentive bonuses and retirement benefits through contributions to our ESOP and 401(k) plan. In addition, all Named Executive Officers except for the Chief Financial Officer are provided life insurance during the term of their employment and in post-retirement periods.  Life insurance benefits for the Chief Financial Officer are limited to the term of her employment.

Compensation Philosophy

                The same philosophies used in determining compensation for all Named Executive Officers are used in determining compensation for the Chief Executive Officer and Chief Financial Officer. The Chief Executive Officer's compensation has been reviewed and set by the Compensation Committee since 1996. The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives, as discussed below. The Chief Executive Officer makes recommendations for the base salaries of all executive officers (other than himself), subject to approval of the Compensation Committee. No specific weighting or formula is used to determine the aggregate amount of base salary and cash incentive bonus for the Chief Executive Officer or the Chief Financial Officer. The Company has not engaged any compensation consultants to assist in determining or recommending the amount or form of executive compensation awarded.

In determining the aggregate amount of base salary and cash incentive bonus for each of the Named Executive Officers for 2010, the Compensation Committee considered the aggregate amount of base salary and cash incentive bonus levels for chief executive officer, chief financial officer and other similarly-situated executive officer positions at peer financial institutions as published in 2010 annual compensation and benefits surveys conducted by the Tennessee Bankers Association, the American Bankers Association and The Delves Group, a consulting firm that designs, conducts and administers compensation surveys to banking and financial services companies and provides data on salaries, cash incentives, equity incentives benefits and perquisites for positions from teller to chief executive officer. The Compensation Committee used selected peer group data from these surveys that it believes most closely match the characteristics of the Company.

The Tennessee Bankers Association survey provided compensation data for 113 banks headquartered in Tennessee. This survey listed the names of all of the participant banks, but it did not identify which banks comprise each peer group. The Compensation Committee used data from Peer Group IV of this survey that consisted of 23 banks that have total assets ranging from $500 million to $1 billion, with an average asset size of $668.1 million. In its analysis, the Compensation Committee considered average base salary and average cash bonus for Peer Group IV.

The American Bankers Association survey provided compensation data for 317 banks located across the United States. This survey did not list the names of all of the participant banks, but it did provide a breakdown of participants by asset size. The Compensation Committee used data from a peer category consisting of 38 banks with total assets ranging from $700 million to $1 billion. In its analysis, the Compensation Committee considered the average salary and bonus range for banks in this peer category.

The Delves Group survey provided compensation data for 94 banks located across the United States. This survey did not list the names of all of the participant banks, but it did provide a breakdown of participants by asset size. The Compensation Committee used data from a peer group category consisting of nine banks with an asset size of $500 million to $1 billion located in the Southeast United States.  In its analysis, the Compensation Committee considered the 75th percentile salary and bonus range for banks in this peer group category.

                The Compensation Committee used the average of the four survey data points described above of the aggregate of base salary plus incentive bonus for similarly situated executives as the benchmark to determine if the aggregate of base salary plus incentive bonus for each Named Executive Officer was competitive and appropriate to retain and reward the executive. The Compensation Committee followed this process to evaluate the base salary and incentive bonus for each of the Named Executive Officers, except with respect to Ms. Winchester, whose compensation was based solely on the terms of her employment agreement, as described below in the section entitled "Executive Compensation - Summary Compensation Table - Employment Agreements." As a result of this analysis, the Compensation Committee determined that the aggregate base salary and incentive bonus for each of the Named Executive Officers was 110% or less than the comparable benchmark compensation.

Base Salary

                   Ms. Winchester's base salary is determined in accordance with the terms of her employment agreement, as discussed below in the section entitled "Executive Compensation - Summary Compensation Table - Employment Agreements." Subject to approval of the Compensation Committee, base salaries of the other Named Executive Officers are set annually based upon job-related experience, individual performance and pay levels of similar positions at peer institutions. For each executive office position, salary and incentive bonus ranges for similarly situated executives in our peer group as published in annual surveys are averaged and compared to current salary and incentive bonus levels for our executives. The Compensation Committee determined that the 2010 base salary plus cash incentive bonus for each of the Named Executive Officers was at or below 110% of the aggregate average base salary plus incentive bonus reported in the surveys. For 2010 and consistent with the past four years, Mr. Agee's base salary was approximately $50,000 below the average base salary of chief executive officers at peer financial institutions in the surveys.

The following table provides the base salary for each of the Named Executive Officers for the year ended December 31, 2010:

Name	2010 Base Salary	Change from 2009 Base Salary
Jeffrey D. Agee	$210,120	2%
Laura Beth Butler	140,000	24%
Katie S. Winchester	200,000	0%
Judy Long	168,096	2%
Christian E. Heckler	142,579	2%

Incentive Compensation Plan

       Each of the Named Executive Officers except for Ms. Winchester is eligible for a cash incentive bonus under a customized individual incentive plan. Each incentive plan provides bonus cash compensation based on corporate, business unit and individual performance goals established each year by the Compensation Committee. For 2010 cash bonuses, the level of incentive compensation for the four eligible Named Executive Officers was based on a minimum return on equity of 9.0% for the Company. Because we had a return on equity of 9.80% for the year ended December 31, 2010, each of the eligible Named Executive Officers received a cash incentive bonus under his or her respective incentive plan. After the amount of each earned bonus is determined for each eligible Named Executive Officer, as discussed below, up to 25% of each such bonus can be deducted from the total amount actually paid if the executive does not meet or exceed personal business development goals during the plan year. For 2010, all eligible Named Executive Officers met or exceeded their personal business development goals and, therefore, no cash incentive bonuses were reduced for this metric.

        Prior to 2008, cash incentives were paid annually in December of the corresponding year. Beginning in 2008, annual incentive compensation for each year is paid in January of the following year. The following bonuses were paid to the Named Executive Officers in 2011 based on achievement of corporate and individual performance goals for 2010:

Name	Percentage of Potential Bonus Received	Incentive Plan Compensation
Jeffrey D. Agee	90%	$136,564(1)
Laura Beth Butler	96%	48,000
Katie S. Winchester	N/A	--
Judy Long	90%	75,678
Sherrell Armstrong	60%	36,384(1)

(1)  Includes discretionary cash bonus awarded by the Compensation Committee.

The incentive plans for our executives and other employees are designed to promote efficient and effective individual job performance, provide accountability for specific job responsibilities and are directly aligned with our strategic plan to promote achievement of specific strategic initiatives and objectives. Efficient and effective job performance and achievement of key objectives of our strategic plan is in the interest of shareholders and creates long-term shareholder value. The strategic plan is divided into four major areas - employees, shareholders, customers and risk management. The various components of each incentive plan relate to these areas and each plan has various components that balance risk and reward. Furthermore, executives and other employees are shareholders of the Company through ownership in individual shares and/or ownership through participation in our ESOP. Ownership in the Company provides an incentive for executives and other employees to pursue actions that drive long-term shareholder value rather than just pursuing short-term goals that may expose us to material risk.

The 2010 performance metrics for the incentive plans of each of the four eligible Named Executive Officers are summarized below.

Incentive Plans for Chief Executive Officer and Chief Operating Officer

For 2010, the Compensation Committee revised the incentive plans for Mr. Agee and Ms. Long to ensure the compensation program was competitive, comprehensive and properly reflective of our strategic direction. The new plan provides an incentive of 25% to 50% of base salary based on performance in certain categories. Performance is measured using a "balanced scorecard" matrix, which is aligned with our strategic goals of creating long-term shareholder value and protecting the interests of the Bank's depositors. The "balanced scorecard" matrix for 2010 included the following five, equally-weighted categories:

•         Employees (comprised of employee turnover rate and results of corporate culture surveys);

•         Customers;

•         Growth and Innovation (comprised of the Bank's deposit market share, growth in total assets, growth in services per household, household retention and innovation);

•         Shareholder Return (comprised of the Company's return on equity, total shareholder return and dividend yield); and

•         Regulatory Ratings.

Based on a comparison of the 2010 performance to the target established by the Compensation Committee for each category, an overall rating of 1-5 (i.e., low to high) was assigned for each category. For 2010, the performance metrics, targets, actual performance and resultant ratings were as follows:

Performance Metric	Target	2010 Performance	Rating
Employee Turnover	<16%	8%	5(1)
Corporate Culture Survey Results	92%	95.0%
Customers(2)	Qualitative(2)	Achieved(2)	4.4
Deposit Market Share	2.75%	3.42%	5(5)
Asset Growth	3%(3)	3.7%
Services per Household	1.9	2.36
Household Retention	92%	94%
Innovation(4)	Qualitative(4)	Achieved(4)
Return on Equity	(15.42)%(6)	9.80%	5(7)
Total Shareholder Return	0.25%(6)	9.38%
Dividend Yield	1.52%(6)	3.13%
Regulatory Ratings	(8)	(8)	(8)

_____________

(1)           This overall rating reflects an average rating based on the achievement of both of the performance metrics related to the "Employees" category.

(2)           This performance metric was qualitative and based on results of various customer surveys conducted throughout the year, including independent mystery shopping results.

(3)           This target was based on the average asset growth for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the Uniform Bank Performance Report, or the UBPR, as of September 30, 2010.

(4)           This performance metric was qualitative and considered factors such as new strategic initiatives designed to improve efficiencies of work flow and various recognitions received by the Company. During 2010, we implemented strategies to, among other things, increase utilization of electronic transactions, outsource certain functions and improve efficiencies within core processes. We also received recognition as, among other things, one of the top agricultural lenders, best employers, largest donors to certain charitable organizations within the communities it serves and as a leader in health and wellness efforts in West Tennessee.

(5)           This overall rating reflects an average rating based on a comparison of the 2010 performance compared to the targets for each of the performance metrics related to the "Growth and Innovation" category.

(6)           This target was based on information set forth in the Southeast Public Bank Peer Report, or the Peer Report, produced by Mercer Capital with data provided by SNL Financial LC as of December 31, 2010.

(7)           This overall rating reflects an average rating based on a comparison of the 2010 performance compared to the targets for each of the performance metrics related to the "Shareholder Return" category.

(8)           This information is confidential.

Based on the results of the "balanced scorecard" matrix for 2010, each of Mr. Agee and Ms. Long received incentive pay totaling 45% of their respective base salaries. In addition, the Compensation Committee recommended and approved a discretionary cash bonus of $42,000 for Mr. Agee as an effort strategically to adjust his total compensation to more closely align with peer levels, which resulted in a cash bonus equal to 65% of his base salary. The average base salary for peers reflected in the compensation surveys on which the Compensation Committee relied was $261,000, compared to Mr. Agee's base salary of $210,120.

The above-referenced categories and performance metrics are designed to incentivize Mr. Agee and Ms. Long with measurable goals. It is possible, however, that certain of these metrics, taken alone, could encourage Mr. Agee or Ms. Long to take certain risks that could have a material adverse effect on the Company. For example, with respect to the asset growth performance metric in the "Growth and Innovation" category, the executives could attempt to grow assets in a given year by increasing the loan portfolio without considering the ability of borrowers to repay such loans, which could increase the amount of non-performing loans in the future. The Compensation Committee believes, however, that the "balanced scorecard" approach mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric. For example, if the executive increased the loan portfolio without considering the ability of borrowers to repay in order to increase his or her "Growth and Innovation" category rating, then ratings for the "Regulatory Ratings" and "Shareholder Return" categories would likely decrease in subsequent years. Because each of the categories in the "balanced scorecard" matrix are weighted equally and address broad areas of overall performance, the Compensation Committee believes that the executives are not incentivized to take risks that might have a material adverse effect on the Company.

The Compensation Committee believes that the overall balanced mixture of performance metrics in the incentive plans for Mr. Agee and Ms. Long are designed to reward long-term, rather than short-term, shareholder value. The "Employee" performance metric relates to maintaining strong employee retention rates and strong favorable corporate culture survey results. Low employee turnover rates and positive corporate culture help foster success with customers and shareholder return, both long-term and short-term. The "Customers" performance metric relates to strategic objectives to provide an exceptional level of customer service, as measured by customer retention and customer surveys. Incentivizing strong customer service levels helps create long-term shareholder value by establishing a strong base of profitable customers, which is measured by their satisfaction with our products and services. The "Growth and Innovation" performance metric measures growth in assets and market share. Strong performance in these areas helps create both short-term and long-term value for the Company and shareholders. The other three factors in the "Growth and Innovation" performance metric are designed to incent quality growth that is in the best interest of the Company and its shareholders. Growth without regard to quality is not fully rewarded, as it would likely result in lower ratings or the failure to achieve goals in the other performance metrics of the incentive plan. For example, if loan growth was pursued without regard to quality, then target "Regulatory Ratings" and "Shareholder Return" goals would likely not be met in the future. The "Shareholder Return" performance metric measures dividend yield, return on equity and total shareholder return against peer institutions. Dividend yield and return on equity are short-term measures, but if participants focus on these metrics without regard to the overall impact on our risk profile, then target "Regulatory Ratings" goals would likely not be met in the future. Total shareholder return is used to measure our performance over time and combines share price appreciation and dividends paid to provide total return to the shareholder. The "Regulatory Ratings" performance metric serves as an independent measure of the overall risk level and risk management practices of the Company. This is a key balancing factor in the incentive plan and is designed to promote strong risk management practices as well as the overall safety and soundness of the Company.

Incentive Plan for Chief Financial Officer

For the year ended December 31, 2010, the incentive plan for Ms. Butler approved by the Compensation Committee based on the recommendation of the Chief Executive Officer consisted of a performance-based plan that provided for a bonus of up to $50,000 if certain individual and Company performance targets were met. This target amount was set in an attempt to align Ms. Butler's potential total compensation (base salary plus aggregate incentive bonus) with the average of peers' total compensation reflected in the compensation surveys on which the Compensation Committee relied. There were five, equally-weighted performance metrics for 2010, with the following targets and actual performance achieved:

Performance Metric	Target	2010 Performance
Return on Equity	(15.42)%(1)	9.80%
Total Shareholder Return	0.25%(1)	9.38%
Dividend Yield	1.52%	3.13%
Audits(2)	Minor or no findings	Minor or no findings
Regulatory Ratings	(3)	(3)

____________

(1)           This target was based on information set forth in the Peer Report.

(2)           This performance metric is based on results and/or ratings of internal and external audits.

(3)           This information is confidential.

Based on the actual performance for 2010 compared to the corresponding targets, Ms. Butler received a performance-based cash bonus of $48,000, which totaled 34% of her base salary.

The above-referenced performance metrics are designed to create long-term shareholder value and incentivize Ms. Butler with measurable goals. It is possible, however, certain of these metrics, taken alone, could encourage Ms. Butler to take certain risks that could have a material adverse effect on the Company. For example, Ms. Butler could attempt to grow return on equity in a given year by increasing the loan portfolio to increase interest income without considering the ability of borrowers to repay such loans, which could increase the amount of non-performing loans in the future. The Compensation Committee believes, however, that Ms. Butler's overall performance matrix mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric. For example, if Ms. Butler attempted to minimize the allowance for loan losses in order to increase her "Return on Equity" performance rating, then the "Regulatory Ratings" performance rating would likely decrease in subsequent years. Because each of the performance metrics in Ms. Butler's performance matrix are weighted equally and address broad areas of overall performance, the Compensation Committee believes that Ms. Butler is not incentivized to take risks that might have a material adverse effect on the Company.

The Compensation Committee believes that the overall balanced mixture of performance metrics in the incentive plan for Ms. Butler are designed to reward long-term, rather than short-term, shareholder value. Each of these performance metrics, except the "Audits" component, is the same as described above for Mr. Agee and Ms. Long.  The "Audits" performance metric is designed to promote strong risk management practices and a strong overall internal control structure. There have been no audit findings to date that require disclosure. The "Audits" and "Regulatory Ratings" performance metrics provide balance for strong risk management and internal controls against shorter-term goals for return on equity and dividend yield.

Incentive Plan for Chief Credit Officer

For the year ended December 31, 2010, the incentive plan for Mr. Armstrong was approved by the Compensation Committee based on the recommendation of the Chief Executive Officer. The plan provided for a target cash bonus of up to 25% of his salary if certain Company performance targets were met. This target bonus amount was set in an attempt to align Mr. Armstrong's potential total compensation (base salary plus incentive bonus) with the average peer total compensation reflected in the compensation surveys on which the Compensation Committee relied. The following five, equally-weighted categories were included in Mr. Armstrong's incentive plan:

•         Criticized Loans as a Percentage of Average Capital;

•         Annual Net Loan Losses as a Percentage of Average Loans;

•         Average Non-Performing Loans to Average Loans;

•         Average Loan Yields; and

•         Return on Equity.

The target and actual performance achieved for each performance metric were as follows:

Performance Metric	Target	2010 Performance
Criticized Loans to Average Capital(1)	<25%	32%
Net Loan Losses to Total Loans	0.87% or less(2)	1.38%
Average Non-Performing Loans to Total Loans	<3.2%(3)	1.2%
Average Loan Yield	5.96%(4)	6.34%
Return on Equity	(15.42)%(5)	9.80%

_____________

(1)           This performance metric was based on the average ratio of quarterly criticized loans to average total capital for the four quarters in 2010.

(2)           This target was based on the average ratio of net loan losses to total loans for the most recent four quarters for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(3)           This target was based on the average ratio of non-performing loans to total loans for the most recent four quarters for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(4)           This target was based on the average loan yield for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR as of September 30, 2010.

(5)           This target was based on information set forth in the Peer Report.

Based on the actual performance for 2010 compared to the corresponding targets, Mr. Armstrong earned a performance-based cash bonus of $21,384, or approximately 60% of his target bonus of $35,640. In addition, the Compensation Committee recommended and approved a discretionary cash bonus of $15,000 for Mr. Armstrong as an effort strategically to adjust his total compensation to more closely align with peer levels, which resulted in a cash bonus equal to 26% of his base salary.

The above-referenced performance metrics are designed to create long-term shareholder value and incentivize Mr. Armstrong with measurable goals. It is possible, however, that certain of these metrics, taken alone, could encourage Mr. Armstrong to take certain risks that could have a material adverse effect on the Company. For example, Mr. Armstrong could attempt to grow average loan yield in a given year by increasing the loan portfolio without considering the ability of borrowers to repay such loans, which could increase the amount of future non-performing loans. The Compensation Committee believes, however that Mr. Armstrong's overall performance matrix mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric. For example, if Mr. Armstrong attempted to increase the interest rate of new loans in the loan portfolio in order to increase his "Average Loan Yield" performance rating, then the "Return on Equity" performance rating would likely decrease in subsequent years because of sluggish loan growth. Because each of the performance metrics in Mr. Armstrong's performance matrix are weighted equally and address relatively broad areas of overall performance, the Compensation Committee believes that Mr. Armstrong is not incentivized to take risks that might have a material adverse effect on the Company.

The Compensation Committee believes that the overall balanced mixture of performance metrics in the incentive plan for Mr. Armstrong are designed to reward long-term, rather than short-term, shareholder value. The goals in Mr. Armstrong's incentive plan relate directly to his responsibilities as Chief Credit Officer. The "Criticized Loans to Average Capital," Net Loan Losses to Total Loans" and "Average Non-Performing Loans to Total Loans" performance metrics drive long-term shareholder value as they incent maintaining a loan portfolio with acceptable levels of loan losses and classified loans, in the best interests of the Company and its shareholders. While the "Average Loan Yield" and "Return on Equity" performance metrics could arguably drive short-term shareholder value, the Compensation Committee believes that these metrics are appropriately balanced with performance metrics related to the loan portfolio so as to reward long-term shareholder value overall.

Perquisites

                We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including Mr. Agee and Mss. Winchester and Long, we provide a company automobile.

 Compensation Policies and Practices Related to Risk Management

                The Compensation Committee and management endeavor to structure compensation for all employees, including executive officers, in a manner that will not incentivize risk-taking activities above acceptable risk tolerance levels established by the board of directors and aligned with our strategic plan. The Compensation Committee endeavors to include broad areas of overall performance and individual performance in each executive officer's incentive compensation plan in a balanced manner so that no executive is incentivized to take risks that might have a material adverse effect on the Company. In particular, the Compensation Committee believes that none of the Named Executive Officers are incentivized to take any such risks, as described in the previous section entitled "Incentive Compensation Plan."

Certain employees of the Company and the Bank are eligible for commissions and other cash incentives. Management has adopted various plans and policies that govern potential cash incentives that are payable to non-executives and the Compensation Committee annually reviews and approves these plans and policies. Management endeavors to include broad areas of our overall performance and individual performance in the various employee incentive compensation plans in a balanced manner so that no employees are incentivized to take risks that might have a material adverse effect on us. Management believes that the performance targets in each employee incentive compensation plan mitigate such risks because risk-taking in one performance area would likely negatively impact the results for another performance area, resulting in a decreased commission or cash incentive for a given employee. Management believes that none of the non-executive employees are incentivized to take risks that might have a material adverse effect on the Company.

Retirement Contributions

                The ESOP provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service. All Named Executive Officers are participants in the ESOP. The Bank annually makes a discretionary contribution under the ESOP, which equaled 2% of each participant's total compensation for 2010.

The Bank's 401(k) plan provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service. All Named Executive Officers are participants in the 401(k) plan. The Bank makes contributions under the 401(k) plan equal to 3% of each participant's total compensation. In addition, employees may elect to make employee contributions subject to applicable IRS regulations and limits. Total compensation for retirement contribution purposes is based on total compensation subject to federal income tax for each calendar year.

Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements

The Bank has a bank-owned life insurance plan that offers endorsement split dollar life insurance to certain officers of the Bank with a position of Vice President and higher. Each Named Executive Officer participates in this plan. Each of the Named Executive Officers, except for Ms. Butler, is eligible for death benefits in post-retirement periods under this plan. Ms. Butler is eligible for death benefits under the plan limited to the term of employment.

Executive Management Life Insurance Death Benefit Only Salary Continuation Plans provided for in the employment agreements with each of Mss. Winchester and Long and Messrs. Agee, Ladd and Henson were replaced in December 2007 with endorsement split dollar life insurance plans and Amended and Restated Split Dollar Agreements. The new agreements combine the death benefits from the Bank's larger group plan discussed above with the death benefits established in the Executive Management Life Insurance Death Benefit Only Salary Continuation Plans. The new agreements did not change the total after-tax death benefit provided to each participant.

Because the new Endorsement Split Dollar Life Insurance Plans created imputed income to each participant without generating cash to pay the tax expense associated with the imputed income, and in order to provide participants the same after-tax benefit provided under the previous plans, effective January 1, 2008 we entered into Imputed Income Tax Reimbursement Agreements with Ms. Winchester, Mr. Agee, Ms. Long, Mr. Ladd and Mr. Henson under the Amended and Restated Split Dollar Agreements. The Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death beginning in March 2010 for the previous tax year in amounts equal to a portion of federal income taxes attributable to (i) the income imputed to the participant on the benefit under the Amended and Restated Split Dollar Agreement and (ii) the additional cash payments under the Imputed Income Tax Reimbursement Agreement. Each participant was 100% vested in this benefit as of January 1, 2008. Interest accrues monthly at a discount rate of 7.0%. The plan is accounted for under guidance provided in Financial Accounting Standards Board Accounting Standards Codification Topic 710-10.

EXECUTIVE COMPENSATION

Executive Officers

Our board of directors has the authority to appoint officers of the Company. Each officer will hold office for such term as may be prescribed by the board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Each of Mr. Agee and Mss. Long and Winchester has entered into an employment agreement with the Company. The biographies of Mr. Agee and Ms. Winchester are provided in the section above entitled "Proposal 1: Election of Directors."

Laura Beth Butler, age 35, has served as Executive Vice President and Chief Financial Officer for the Company and the Bank since April 2009. Ms. Butler previously served as Senior Vice President and Chief Financial Officer from June 2004 to April 2009. Ms. Butler is a Certified Public Accountant and previously served as Senior Audit Manager of the banking practice of a local accounting firm from 2000 to 2004.

Judy Long, age 55, has served as Executive Vice President and Secretary for the Company and Executive Vice President, Chief Operations Officer and Secretary of the Bank since August 1999. Ms. Long previously served as Senior Vice President, Chief Operations Officer and Secretary from 1997 to 1999, Senior Vice President and Administrative Officer from 1996 to 1997 and Vice President and Loan Operations Manager from 1992 to 1996. Ms. Long has been employed by the Company since July 1974.

Sherrell Armstrong, age 48, has served as Executive Vice President of the Company and Executive Vice President and Chief Credit Officer for the Bank since January 1, 2007. Mr. Armstrong previously served as Executive Vice President and Loan Administrator of the Bank from 2003 to 2007. He also served as Senior Vice President of the Bank from 2002 to 2003 as well as a Vice President and Commercial Lender of the the Bank from 1997 to 2002. Mr. Armstrong has been employed by the Bank since June 1997.

Summary Compensation Table

                The table below discloses compensation paid to each of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2010 and whose total compensation for 2010 exceeded $100,000 (the "Named Executive Officers"). This tabulation is for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Jeffrey D. Agee Chief Executive Officer and President	2010	$210,120	$42,000	$94,564	$1,201	$26,976	$374,861
	2009	206,000	32,000	72,163	1,145	26,848	338,156
	2008	200,000	--	63,250	20,677	36,535	320,462
Laura Beth Butler Chief Financial Officer	2010	140,000	--	48,000	--	9,501	197,501
	2009	113,300	10,000	38,000	--	7,124	168,424
	2008	110,000	--	23,000	--	11,317	144,317
Katie S. Winchester Chairman	2010	200,000	--	--	3,411	32,110	235,521
	2009	200,000	--	--	3,671	32,981	236,652
	2008	200,000	--	--	119,824	44,967	364,791
Judy Long Chief Operating Officer	2010	168,096	--	75,678	1,914	25,128	270,816
	2009	164,800	--	57,680	1,867	24,175	248,522
	2008	160,000	--	42,550	34,780	31,658	268,988
Sherrell Armstrong Chief Credit Officer	2010	142,579	15,000	21,384	--	8,487	187,450
	2009	139,783	--	20,850	--	8,937	169,570
	2008	135,712	--	32,237	--	14,055	182,004

__________________________

(1)           Reflects a discretionary cash bonus awarded by the Compensation Committee.

(2)           Reflects cash bonus earned under individual incentive plan for the years indicated.

(3)           The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described below in the section entitled "- Pension Benefits."

(4)           Details of the amounts reported as All Other Compensation for 2010 are as follows:

Name	Taxable Automobile Fringe Benefit		Imputed Income for Life Insurance Benefit		Retirement Plan Contribution		Director Fees(a)
Jeffrey D. Agee	$ $	1,082	$ $	644	$ $	12,250	$ $	13,000
Laura Beth Butler	--		96		9,405		--
Katie S. Winchester	4,488		4,242		10,380		13,000
Judy Long	2,464		897		11,767		10,000
Sherrell Armstrong	--		301		8,186		--

__________________________

(a)            Named Executive Officers who are also directors receive fees for board meetings they attend but not for Bank board committee meetings. For additional information about fees for board meetings, see the section below entitled "Director Compensation." Compensation for service by Named Executive Officers on our board of directors and the Bank board of directors during the year ended December 31, 2010 is reflected in the following table:

Name	Fees Earned or Paid in Cash		All Other Compensation*		Total
Jeffrey D. Agee	$ $	3,000	$ $	10,000	$ $	13,000
Katie S. Winchester	--		13,000		13,000
Judy Long	9,000		1,000		10,000

__________________________

*              All Other Compensation consists of director fees paid to charitable organizations.

Employment Agreements

                Employment agreements are currently in effect for each of Mr. Agee and Mss. Long and Winchester. Agreements for Mr. Agee and Ms. Long include severance provisions in the event the executive voluntarily terminates his or her employment or the executive is terminated under certain circumstances, including without "cause" or in connection with a change in control, as specified below. Under the employment agreements for Mr. Agee and Ms. Long, "cause" generally means (i) the conviction of the executive or the rendering of a final non-appealable judgment for the willful and continued failure to substantially perform his or her duties under the agreement, our policies or federal or state law, which breach of duty materially adversely affected the safety and soundness of the Company or (ii) the non-appealable conviction of a felony. Further, "change in control" generally means (i) the acquisition by any person or group of persons of the shares of the Company or the Bank which, when added to any other shares beneficially owned by such acquiror, results in ownership by any person(s) of 10% of such stock or which would require prior notification under federal or state banking laws or regulations, or (ii) the occurrence of any merger, consolidation or reorganization to which the Company or the Bank is a party and to which the Bank or the Company is not a surviving entity, or the sale of substantially all assets of the Company or the Bank.

Under the employment agreements for Mr. Agee and Ms. Long, if termination by the Company for cause occurs before, coincident with or after a change in control or termination by the executive occurs prior to a change in control (including by reason of death, disability or retirement), the executive is entitled to receive (a) his or her base salary at the annual rate in effect through the last day of the month in which the termination occurs, (b) a pro-rata portion of any bonus earned prior to the date of termination to the extent not paid and (c) any amounts due under any other benefit plan in effect at the date of termination. If termination by the Company without cause occurs at least six months before a change in control, the executive is entitled to receive payments under the agreement through the end of the term of the agreement without further automatic extensions. Both of these employment agreements are renewable annually in April.

In the event that either Mr. Agee or Ms. Long is terminated without cause or terminates his or her employment coincident with or following a change of control (including by reason of death, disability or retirement), the employment agreements provide for compensation in addition to amount specified above that the executive would receive upon termination for cause. In these circumstances, the executive would also receive a lump sum cash payment in an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive during the year of the termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on such lump sum amount; provided, however that if the lump sum payment, together with other payments that the executive is entitled to receive from the Company, would constitute a parachute payment under Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion of the lump sum payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For purposes of this calculation, compensation is equal to the amount of total compensation reported or to be reported on the executive's Form W-2 for the applicable year.

Pursuant to these employment agreements as amended by the Amended and Restated Split Dollar Agreements (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), we have purchased a life insurance policy for each of Mr. Agee and Ms. Long with a face amount of $650,000. Upon the death of Mr. Agee prior to separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of the his estate. Upon the death of Mr. Agee after separation of service, we will pay an amount equal to $300,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of his estate. Upon the death of Ms. Long prior to or after separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) she properly designated or the personal representative of her estate. All proceeds received from the policy in excess of these amounts will be retained by the Company to offset the cost of providing these benefits.

                The employment agreement for Ms. Winchester was amended and restated effective January 1, 2008 to provide for part-time employment. The term of employment under the new contract ends December 31, 2011, unless earlier terminated pursuant to the terms of the contract. The contract provides for annual base compensation of $200,000 inclusive of payment of premiums on her long-term care insurance. Additional benefits include payment of premiums on health insurance and use of a bank-owned vehicle. Ms. Winchester participates in the ESOP and 401(k) plan and will serve as a member of the board during the term of her employment for so long as shareholders continue to elect her. Ms. Winchester does not participate in any incentive compensation plans offered to other Named Executive Officers. Pursuant to her Amended and Restated Split Dollar Agreement (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), we have purchased a life insurance policy for Ms. Winchester with a face amount of $850,000. Upon the death of Ms. Winchester prior to or after separation of service, we will pay an amount equal to $850,000 from proceeds of the policy to the person(s) she properly designated or the personal representative of her estate. All proceeds received from the policy in excess of this amount will be retained by the Company to offset the cost of providing the benefit.

Grants of Plan-Based Awards

The following table sets forth certain information regarding incentive plan awards granted to the Named Executive Officers during 2010:

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
Jeffrey D. Agee(1)	$52,530	$105,060	--
Laura Beth Butler(2)	--	50,000	--
Katie S. Winchester	--	--	--
Judy Long(1)	42,024	84,048	--
Sherrell Armstrong(2)	--	35,640	--

__________________

(1)           The incentive plans for Mr. Agee and Ms. Long do not specify a maximum payout amount.

(2)           The incentive plans for Ms. Butler and Mr. Armstrong do not specify minimum or maximum payout amounts.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers under the corresponding Imputed Income Tax Reimbursement Agreement, each of which is a non-qualified defined benefit plan and not a pension plan, as of December 31, 2010:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Jeffrey D. Agee	Imputed Income Tax Reimbursement Agreement	N/A	$23,023	$329
Laura Beth Butler	--	--	--	--
Katie S. Winchester	Imputed Income Tax Reimbursement Agreement	N/A	126,906	4,817
Judy Long	Imputed Income Tax Reimbursement Agreement	N/A	38,561	641
Sherrell Armstrong	--	--	--	--

                Under each Imputed Income Tax Reimbursement Agreement, the present value of the accumulated benefit consists of two components - service costs and interest costs. Service costs are based on the net present value of the sum of payments in accordance with each participant's agreement. Interest costs are credited at an interest rate of 7%.

Potential Payments Upon Termination or Change-in-Control

                We have entered into certain agreements and maintain certain plans that will require us to provide compensation to Mr. Agee and Ms. Long in the event of a termination of employment or change in control. We are not required to make any payments to Mr. Armstrong, Ms. Butler or Ms. Winchester upon their termination or a change in control except for death benefits from life insurance plans described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements." The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2010 is listed in the tables below.

Mr. Agee

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$63,900(1)	$-	$575,089(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	201,281(4)	-

Ms. Butler

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$300,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Winchester

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$850,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Long

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$51,120(1)	$-	$428,019(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	149,807(4)	-

Mr. Armstrong

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$350,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

__________________________

(1)           Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to the executive's base salary at the annual rate for the period from December 31, 2010 to the end of the current term of the agreement, April 20, 2011, and assumes that the termination occurs at least six months before a change in control.

(2)           Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to two times the compensation that is subject to federal income taxes for 2010.

(3)           Pursuant to the Named Executive Officer's Amended and Restated Split Dollar Agreement, the amount shown reflects the proceeds from a life insurance policy purchased and maintained by the Company, offset by our cost in providing the benefit. For Mr. Agee, the amount shown reflects a payment upon his death prior to separation of service.

(4)           Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects an amount sufficient to pay income tax on the severance amount, assuming a tax rate of 35%.

DIRECTOR COMPENSATION

The following table provides information with respect to director compensation for directors who were not Named Executive Officers for the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation	Total
Eddie E. Anderson	$20,000	$--	$--	$20,000
J. Walter Bradshaw	8,000	--	6,000	14,000
James Daniel Carpenter	9,000	--	6,000	15,000
William C. Cloar	15,000	--	--	15,000
Richard W. Donner	26,000	--	4,000	30,000
Bentley F. Edwards	20,000	--	--	20,000
Larry W. Gibson	17,333	--	1,000	18,333
Christian Heckler	13,000	--	168,198(2)	181,198
Ralph E. Henson	10,000	1,314	110,037(2)	121,351
Barry T. Ladd	17,333	1,293	6,000	24,626
John M. Lannom	30,000	--	--	30,000
Stallings Lipford	4,000	--	136,262(2)	140,262
Milton E. Magee	32,000	--	--	32,000
Allen G. Searcy	29,000	--	1,000	30,000
G. W. Smitheal	20,000	--	--	20,000
David R. Taylor	19,000	--	13,000(2)	32,000
Larry S. White	--	--	20,000(2)	20,000
Dwight Steven Williams	13,000	--	7,000	20,000
Joseph S. Yates	13,500	--	1,000	14,500

__________________________

(1)           Messrs. Henson and Ladd are participants in the non-qualified defined benefit plan discussed in the section above entitled "Compensation Discussion and Analysis -Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements." The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described above in the section entitled "Executive Compensation - Pension Benefits." Participant information for these directors is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Ralph E. Henson	Imputed Income Tax Reimbursement Agreement	N/A	$74,715	$3,486
Barry T. Ladd	Imputed Income Tax Reimbursement Agreement	N/A	74,114	3,468

(2)           Details of the amounts reported as All Other Compensation for 2010 are as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	Loan Commission	Taxable Automobile Fringe Benefit	Imputed Income for Life Insurance Benefits	Retirement Plan Contribution	Fees Paid to Charitable Organizations
Christian Heckler	$ 136,578	$ 18,725(a)	$ 519	$ 3,723	$ 178	$ 8,475	$ --
Ralph E. Henson	100,000	--	--	--	4,155	$ 5,882	--
Stallings Lipford	119,075	--	--	--	5,632	6,555	5,000
David R. Taylor	--	--	--	--	--	--	13,000
Larry S. White	--	--	--	--	--	--	20,000

(a)            Reflects cash bonus earned under individual incentive plan.

The board of directors establishes director fees on an annual basis. Directors who are executive officers of the Bank or any of its subsidiaries receive fees for service on the board, but do not receive additional compensation for service on a Bank board committee. In 2010, directors were paid $500 for each Bank board meeting attended as well as an annual retainer fee of $4,000. In addition, annual fees were paid in the amount of $3,000 to each of Ms. Winchester and Messrs. Heckler and Agee for service on our Southwest Region Advisory Board. This Advisory Board considers issues specific to customers in our southwest markets.

                We pay additional amounts annually for service on various Bank board committees. Members of the Audit Committee and Corporate Governance/Nominating/Compensation Committee are each paid $10,000 with an additional $2,000 paid to each committee chairman. Outside directors serving on all other Bank board committees (Trust, CRA, Information Technology and Risk) are compensated at $5,000 annually, except Executive Committee members (Messrs. Anderson, Donner, Magee, Searcy and White) who receive $10,000 annually.

                All director fees are paid in cash. Directors may choose to have their fees donated to a charitable organization qualifying under Section 501(c)(3) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

                  The Compensation Committee has reviewed the section titled "Compensation Discussion and Analysis" with management. Based on the review and discussions with management, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee:
Milton E. Magee, Chairman
Richard W. Donner
John M. Lannom
Allen G. Searcy
David R. Taylor

AUDIT COMMITTEE REPORT

The role and responsibilities of the Audit Committee are set forth in the committee's charter, a copy of which can be found in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. In fulfilling its responsibilities, the Audit Committee:

•         Has reviewed and discussed the audited financial statements with management.

•         Has discussed with Alexander Thompson Arnold PLLC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight  Board in Rule 3200T.

•         Has received written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's  communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants' independence.

                Based on the review and discussions referred to above, the Audit Committee recommended to the Company's board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and for filing with the Securities and Exchange Commission.

Audit Committee:
David R. Taylor, Chairman
Bentley F. Edwards
Barry Ladd
John M. Lannom
G. W. Smitheal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                We conduct certain transactions with executive officers, directors, principal shareholders and their affiliates (collectively referred to hereafter as "related parties"). Such transactions are conducted under the ordinary course of business and consist primarily of loan and deposit activities. Extensions of credit to related parties are governed by board-approved policies. Such policies are designed and implemented to comply with applicable regulations including but not limited to Regulation O (12 CFR 215). Our Code of Conduct provides guidance regarding transactions with related parties. Written policies and procedures as well as the Code of Conduct require related party transactions to be entered into under substantially the same terms as unrelated party transactions. All non-lending transactions with related parties of a material nature must be approved by the board of directors.

                Banking transactions in the ordinary course of business with directors, officers, principal shareholders and their affiliates are on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the Company. An affiliate includes a corporation or other entity of which an officer or director of the Company is an officer, partner, or 10% shareholder, any trust or estate of which he is a trustee, executor or significant beneficiary or any relative or spouse or spouse's relative who lives in his home. These loans do not represent unfavorable features or more than a normal risk of collectability. These loans aggregated $11.6 million and represented approximately 13.0% of total equity capital as of December 31, 2010.

                During 2010, the Bank paid approximately $155,000 to Forcum-Lannom Contractors, LCC for renovations to full-service branches primarily in Dyersburg, Tennessee.  Mr. Taylor, a director of the Company, owns 40% of Forcum-Lannom Contractors, LCC and serves as its President.  Mr. Lannom, a director of the Company, holds the position of Chairman and Chief Executive Officer of Forcum-Lannom, Inc., which owns 27.5% of Forcum-Lannom Contractors, LLC.  The Bank seeks competitive bids for all of its construction projects.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

                Our directors and certain of our officers are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. Based solely on a review of relevant filings and representations made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2010 on a timely basis, except as follows: (i) Mr. Williams filed a Form 4 on August 10, 2010 to report a transaction that occurred on August 3, 2010; (ii) Mr. Williams filed a Form 4 on December 8, 2010 to report a transaction that occurred on December 1, 2010; and (iii) Ms. Winchester filed a Form 4 on December 8, 2010 to report a transaction that occurred on December 2, 2010.

Proposals by Shareholders/Director Selection

                Shareholder proposals intended to be presented in proxy materials to be mailed in 2012 other than nominees to be proposed for election to the board of directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, Tennessee 38025-0370. Such proposals must include proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended. We must receive all such proposals no later than November 16, 2011 in order for the nomination or proposal to be included in our proxy statement. Shareholder proposals, other than director nominations, submitted after November 16, 2011 but before January 30, 2012 will not be included in our proxy statement, but may be included in the agenda for our 2012 annual meeting if properly submitted to our Secretary at the address listed above.

                Names of nominees to be proposed for election to the board of directors other than those made by the Nominating Committee must be delivered in writing to the Secretary of the Company no later than December 16, 2011. The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding five years. The notice must include home and business addresses and telephone numbers. In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the Company in order that disclosure requirements may be met in the solicitation of proxies for the election of directors. The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting. The nominee must also be present in person at the annual meeting for the nomination to be made.

Shareholder Communication

                Shareholders desiring to communicate directly with the board of directors may do so through the Corporate Governance/Nominating/Compensation Committee by contacting the chairman or any member of the committee. Committee membership is identified in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com or may be obtained by calling the Audit Department at 731-287-4275. Letters sent via the U.S. Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, Tennessee 38025-0890.

Other Business

                The board of directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgment on such matters. If you specify a different choice on the proxy, your shares will be voted in accordance with the specifications you make.

Annual Reports

A copy of our Annual Report to Shareholders for the year ended December 31, 2010 accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2010 will be furnished without charge to any shareholder who requests such report by sending a written request to:

First Citizens Bancshares, Inc.
P.O. Box 370
Dyersburg, Tennessee 38025-0370
Attention: Judy Long, Secretary

Neither the Annual Report to Shareholders nor the Annual Report on Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

                This proxy statement and our 2010 Annual Report to Shareholders are available in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. If you wish to attend the annual meeting and need directions, please call us at (731) 287-4254.

By Order of the Board of Directors

                /s/ Judy Long
                Judy Long
                 Secretary

Dyersburg, Tennessee
March 15, 2011

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints Eddie E. Anderson and Richard Donner, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of common stock of First Citizens Bancshares, Inc. held in the name of the undersigned, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 20, 2011, at 10:00 a.m., and at all adjournments or postponements thereof:

(1)           Election of the following seven nominees as directors of the Company:

                J. Walter Bradshaw                                             Larry W. Gibson                                  Joe Yates
                Allen G. Searcy                                                    David R. Taylor
                Dwight Steven Williams                                     Katie S. Winchester

[   ] FOR all nominees         [   ] Withhold authority to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee listed above, line through or strike out the nominee's name.

(2)           Ratify the appointment of Alexander Thompson Arnold PLLC as independent registered public accounting firm for the year ending December 31, 2011.

[   ] FOR                                         [   ] Against                                        [   ] Abstain

(3)           Advisory vote on the compensation of the Company's Named Executive Officers as presented in the proxy statement.

[   ] FOR                                 [   ] Against                        [   ] Abstain

(4)           Advisory vote on the frequency of the advisory vote on the compensation of the Company's Named Executive Officers.

[   ] THREE YEARS            [   ] Two years       [   ] One year         [   ] Abstain

(5)           In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

If no direction is given, this proxy will be voted "FOR" the election of all nominees named (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible), "FOR" ratification of the appointment of Alexander Thompson Arnold PLLC as independent registered public accounting firm for the year ending December 31, 2011, "FOR" approval of the compensation of the Company's Named Executive Officers and for approval of "THREE YEARS" as the frequency with which shareholders will have an advisory vote on the compensation of the Company's Named Executive Officers.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title. If more than one trustee, all should sign.

Dated ____________, 2011                      Signature ____________________________________________

                                                                        Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE